ASSET PURCHASE AGREEMENT


     THIS ASSET PURCHASE AGREEMENT (the "Agreement") is made and entered into as of the ____ day of December, 1994, between CUPPLES PRODUCTS, INC. ("Cupples"), a Missouri corporation, and ROBERTSON-CECO CORPORATION ("Robertson-Ceco"), a Delaware corporation.

     WHEREAS, Cupples desires to purchase from Robertson-Ceco and Robertson-Ceco desires to sell to Cupples the assets owned by Robertson-Ceco and used in connection with the operation of the business of its Cupples Products Division (the "Cupples Division"), in exchange for the consideration hereinafter set forth.

     NOW, THEREFORE, in consideration of the promises, covenants, provisions, terms and conditions herein stated, the receipt and sufficiency of which is hereby acknowledged, the parties represent, warrant, covenant and agree as follows:

1.   DEFINITIONS.
     -----------

     Except as otherwise provided herein, the capitalized terms set forth below (in their singular and plural forms as applicable) have the following meanings:

     1.1 Acquired Employees shall mean all employees of the Cupples Division as of the Closing Date that are not Hourly Employees, a list of which as of the Effective Date is set forth on Schedule 1.1.

     1.2 Agreement shall mean this Asset Purchase Agreement, as it may be amended from time to time in accordance with the terms hereof.

     1.3  Assets shall have the meaning set forth in Section 2.1(b).

     1.4 Assumed Liabilities shall mean the Liabilities of the Cupples Division assumed by Cupples, as set forth in Section 2.4.

     1.5  Balance Sheet shall mean the balance sheet of Cupples
Division at July 31, 1994, as attached as Schedule 1.5.

     1.6 Business shall mean the architectural and other curtain wall business as conducted by the Cupples Division during the five year period prior to the Effective Date, including, but not limited to, the promotion, sales, design, engineering, project management, materials and installation of standard and custom curtain walls.

     1.7 Cash shall mean all cash and marketable securities set forth on the Final Balance Sheet.

     1.8 Closing shall mean the closing of the transactions contemplated by this Agreement.

     1.9  Closing Date shall have the meaning set forth in Section
3.2.

     1.10 COBRA means the Consolidated Omnibus Budget Reconciliation
Act of 1985.

     1.11 Consents shall mean those consents, approvals, waivers or authorizations that are legally or contractually required to duly and validly transfer or assign any of the Contracts or any rights thereunder, specifically required pursuant to this Agreement and listed on Schedule 5.11.

     1.12 Contracts shall have the meaning set forth in Section
2.1(a)(iii).

     1.13 Contract Rights shall have the meaning set forth in Section
2.1(a)(iii).

     1.14 Cupples shall mean Cupples Products, Inc., a Missouri
Corporation.

     1.15 Cupples Division shall mean the Cupples Products Division of Robertson-Ceco, the Business of which is conducted principally at the facility in St. Louis, Missouri.

     1.16 Effective Date shall mean the close of business on November
15, 1994.

     1.17 Encumbrances shall mean all liens, pledges, title defects, security interests, or other ownership or title claims or interests of third parties.

     1.18 Environmental Law shall mean any law relating to the protection of health or the environment, past, current or future, including by way of illustration and not by way of limitation: the Clean Air Act; the Federal Water Pollution Control Act; the Resource Conservation and Recovery Act; the Comprehensive Environmental Response, Compensation and Liability Act, and the Toxic Substance Control Act.

     1.19 Equipment shall have the meaning set forth in Section
2.1(a)(ii).

     1.20 Excluded Assets shall mean those assets listed on Schedule
1.20.

     1.21 Excluded Liabilities shall mean all Liabilities that are not Assumed Liabilities, as set forth in Section 2.5.

     1.22 Final Balance Sheet shall mean the balance sheet of Cupples Division as of the Effective Date prepared in accordance with Section 2.2, an estimate of which is attached as Schedule 1.22.

     1.23 Hourly Employee shall mean any employee of the Cupples
Division that earns wages calculated on a per hour worked basis.

     1.24 Inventory shall have the meaning set forth in Section 2.1.

     1.25 Knowledge with regard to Robertson-Ceco shall mean the knowledge of the President, General Counsel, Controller or Treasurer of Robertson-Ceco.

     1.26 Laminating Press shall mean the laminating press currently operated by HH Robertson (Australia) Pty. Ltd as described on Schedule 1.26, and all instructions, repair logs, manuals and documentation with respect thereto.

     1.27 Lease shall mean the lease dated October 31, 1989 by and between H.H. Robertson Company and Sunquad, L.P., as amended, for the building at 2650 South Hanley Road, presently occupied by the Cupples Division.

     1.28 Liabilities shall mean any debts, liabilities, claims, liens or obligations whatsoever, whether direct or indirect, absolute, accrued, contingent or otherwise, and whether due or to become due regardless of when such debts, liabilities, claims, liens or obligations arose or accrued, and shall include without limitation any debts, liabilities, claims, liens or obligations that are reflected, reserved against or otherwise disclosed in any and all financial information provided to Cupples. "Liabilities" shall also include damages, losses, actions, costs, expenses, reasonable attorneys fees, court costs, and other costs of defense.

     1.29 PDE Agreement shall mean that agreement dated August 1, 1994 between Robertson-Ceco, Robertson Espanola, S.A., and RBC Holdings, L.P.

     1.30 Promissory Note shall mean the Nine Hundred Thousand Dollar ($900,000) non-interest bearing promissory note to be delivered by Robertson-Ceco to Cupples at Closing, substantially in the form set forth on Exhibit 1.30.

     1.31 Purchase Price shall mean the purchase price for the Assets, determined in accordance with Section 2.2.

     1.32 RC Asia shall mean the group of affiliated companies owned and operated by Robertson-Ceco, specifically H.H. Robertson
(Australia) Pty., Ltd., H.H. Robertson Singapore Pte. Ltd, H.H.
Robertson Hong Kong Ltd. and H.H. Robertson Asia/Pacific Pte. Ltd.

     1.33 Robertson-Ceco shall mean Robertson-Ceco Corporation, a
Delaware corporation.

     1.34 WARN Act shall mean the Worker Adjustment and Retraining Notification Act and any similar applicable state or local plant closing laws.

     1.35 Working Capital shall mean current assets less current liabilities for the Cupples Division, excluding costs billed to RBC Holdings, L.P. for re-worked materials under the PDE Agreement, warranty and backcharge reserves and reserves for the sale of the extrusion press but otherwise determined in accordance with historical financial accounting practices of the Cupples Division as reflected in
Schedule 2.2(a)(i).

     1.36 YKK License Agreement shall mean that certain license agreement dated January 1, 1994 between Robertson-Ceco, Cupples
Products, YKK Architectural Products, Inc. and Yoshida Kogyo, K.K., Japanese corporations.

2.   PURCHASE TRANSACTION.
     --------------------

     2.1  Delivery of the Assets.
          ----------------------

          (a) Subject to and upon the terms and conditions of this Agreement, at Closing, Robertson-Ceco shall sell, transfer, convey, assign and deliver to Cupples, and Cupples shall purchase from Robertson-Ceco, all of the Business and assets (except the Excluded Assets) used in connection with the Cupples Division as of the Effective Date, less any assets disposed of in the ordinary course of business between the Effective Date and the Closing Date, including, without limitation, the following assets, rights and interests:

               (i) the inventories of supplies, raw materials, work in process, finished goods and similar items of the Cupples Division, wherever located (collectively, the "Inventory");

               (ii) the equipment, machinery, tooling, test fixtures, hand tools, quality measurement tools and gauges, maintenance equipment, office equipment, and similar items of the Cupples
Division, including but not limited to the Laminating Press and the equipment listed on Schedule 2.1(a)(ii) (collectively, the "Equipment");

               (iii) all rights of Robertson-Ceco (collectively, the "Contract Rights") under all contracts, agreements and other instruments of the Cupples Division including, but not limited to, those described on Schedule 5.11, and including but not limited to the YKK License Agreement (collectively, the "Contracts");

               (iv) all of Robertson-Ceco's right, title and interest in and to all books, records and accounts, correspondence, production records, product specifications, manufacturing and production procedures, technical, accounting, manufacturing and procedural manuals, customer lists, price lists, publications, advertising and marketing materials, customer files, sales files, sales history, product cost information, bills of materials, vendor lists, vendor quotations and any other information which has been reduced to writing which primarily relate to or arise out of the Cupples Division, including but not limited to, such records and other materials in the possession of any third party, and excluding any records solely related to the Excluded Liabilities or Excluded Assets;

               (v) all rights of Robertson-Ceco under express or implied warranties from the suppliers of the Cupples Division which relate to the Assets, excluding, however, any related to Excluded
Liabilities;

               (vi) all of Robertson-Ceco's right, title and interest in and to (including any goodwill associated therewith) all intangible property rights used primarily by the Cupples Division, including but not limited to inventions, discoveries, trade secrets, processes, formulas, know-how, United States and foreign patents, patent applications, trade names (including, but not limited to, the name "Cupples Products" and all variants thereof), trademarks, trademark registrations, applications for trademark registrations, copyrights, copyright registrations, owned or, where not owned, used by the Cupples Division and all licenses and other agreements to which Robertson-Ceco is a party (as licensor or licensee) or by which Robertson-Ceco is bound relating to any of the foregoing kinds of property or rights used by the Cupples Division, including those listed in Schedule 5.12 (collectively, the "Intellectual Property"). The "Intellectual Property" shall also include all processes, formulations and other intangible property rights owned by Robertson-Ceco and used by or in the possession of any third party for the manufacture for Robertson-Ceco of products currently manufactured, sold or distributed by Robertson-Ceco in conjunction with the Cupples Division. No transfer of Intellectual Property hereunder (except for the registered trademarks and service marks identified on Schedule
5.12 in the country where registered) will restrict, impede or prohibit the right of any foreign subsidiary of Robertson-Ceco, including RC Asia directly or through its affiliates, to continue to conduct its business as currently conducted; provided, however, such use of Intellectual Property by any foreign subsidiary of Robertson-Ceco shall be for such foreign subsidiary's current use only and such Intellectual Property shall not be licensed to or used by any third party, except as may be consistent with current operational practices or in connection with a sale of all or substantially all of the assets or stock of RC Asia or an affiliate thereof (expressly subject to the limitations and restrictions contained herein continuing with respect to the buyer after such sale), and shall not be sold to any third parties;

               (vii) all Cash and accounts receivables of the Cupples Division (Cupples shall have the right to indorse Robertson-Ceco's name on any checks or other negotiable instruments or letters of credit relating to such accounts receivable); and

               (viii)    all goodwill and rights of the Cupples
Division Business as a going concern.

          (b) The assets of the Cupples Division described in Section 2.1(a) above shall be referred to collectively as the "Assets." The Assets represent the only assets being acquired by Cupples pursuant to this Agreement. In conjunction with the transactions contemplated pursuant to this Agreement, Cupples has not agreed to offer employment to any Hourly Employee or any other employee of Robertson-Ceco that is not an Acquired Employee.

          (c) Robertson-Ceco shall sell, transfer, convey, assign and deliver the Assets to Cupples free and clear of all Encumbrances.

          (d) The delivery of the Assets (excluding Cash) will be made through making the Assets available to Cupples at the site where they are located as of the Closing Date and any break down, shipping, moving or set-up costs shall be borne by Cupples. Any Cash remaining after the offsets provided for herein shall be paid to Cupples by wire transfer pursuant to Cupples' written instructions.

     2.2  Purchase Price.
          --------------

          The "Estimated Purchase Price" for the Cupples Division is $807,000, payable to Robertson-Ceco in immediately available funds on the Closing Date. The Estimated Purchase Price shall be adjusted for
(i) the Change in Working Capital price adjustment set forth in
Section 2.2(a) below and (ii) the Benefit/Burden Price Adjustment set forth in Section 2.2(b) below. The Estimated Purchase Price, as so adjusted, shall be the "Purchase Price."

          (a)  Working Capital.
               ---------------

               (i) Working Capital Price Adjustment. The Estimated Purchase Price shall be adjusted as provided below based on the difference between the Working Capital of the Cupples Division on July 31, 1994 (which is agreed to be $970,000, the calculation of which is set forth on Schedule 2.2(a)(i)) and on the Effective Date ("Change in Working Capital"); provided, non-cash changes in the restructuring reserve from the amount at July 31, 1994 or other reserves and write-off of any receivables related to the PDE Agreement costs incurred prior to August 1, 1994 and reserves for the sale of the extrusion press, shall not be considered in the foregoing adjustment. If the Change in Working Capital is greater than $1,708,000, then the Estimated Purchase Price shall be increased by such difference and if the Change in Working Capital is less than $1,708,000, then the Purchase Price shall be reduced by such difference. This Working Capital price adjustment shall be paid promptly by the applicable party as soon as Robertson-Ceco and Cupples agree on the Working Capital Statement pursuant to Section 2.2(a)(ii) below.

               (ii) Calculation of Working Capital. Promptly after the Closing Date, Cupples shall deliver to Robertson-Ceco financial information setting forth the Working Capital of the Cupples Division as of the Effective Date ("Working Capital Statement") and all documents, materials and back-up information used in the preparation of the Final Balance Sheet and the Working Capital Statement. The Working Capital Statement shall be prepared in a manner consistent with the calculation of the July 31, 1994 Working Capital amount ($970,000), the Balance Sheet and the historical financial accounting practices of the Cupples Division; provided, in the event of a conflict, the order of the foregoing standards shall dictate which standard is followed. Within ten (10) days after receipt of the Working Capital Statement, Robertson-Ceco shall deliver to Cupples a written notice specifying any disagreement it has with the Final Balance Sheet or the Working Capital Statement and fully explaining the reasons therefor; provided, if such written notice is not received within such time period, the Final Balance Sheet and the Working Capital Statement delivered by Cupples shall be conclusively deemed accepted by Robertson-Ceco and agreed to by the parties. If such written notice is given, for the next ten (10) days thereafter, Cupples and Robertson-Ceco shall promptly negotiate in good faith to reach an agreement on the Final Balance Sheet and the Working Capital Statement. If the parties are unable to reach an agreement within ten
(10) days after Robertson-Ceco delivers its notice to Cupples, then the dispute shall be submitted for determination by a mutually agreed upon "Big Six" accounting firm. Both Cupples and Robertson-Ceco agree to supply the selected accounting firm with any financial records, books and accounts or any other information required to calculate the Final Balance Sheet and the Working Capital Statement, to share equally in the costs of such accounting firm in making its determination and to be bound by the determination of such accounting firm. The decision of such accounting firm shall be deemed to be, and treated as, the award of an arbitrator, and judgment upon the award may be entered by any court having jurisdiction thereof.

          (b)  Benefit/Burden.
               --------------

               (i) Benefit/Burden Price Adjustment. The Estimated Purchase Price shall be adjusted by the amount either Robertson-Ceco or Cupples owes to the other party pursuant to Section 3.1 ("Benefit/Burden Price Adjustment"). This Benefit/Burden Price Adjustment shall be paid promptly by the applicable party as soon as Robertson-Ceco and Cupples agree on the calculation of any amounts owed pursuant to Section 3.1, as determined by Section 2.2(b)(ii) below.

               (ii) Calculation of Benefit/Burden Price Adjustment. Within forty-five (45) days after the Closing Date, Cupples shall deliver to Robertson-Ceco financial information required to determine the amounts owed pursuant to the Benefit/Burden Price Adjustment (the "Interim Statement") and all documents, materials and back-up information used in the preparation of the Interim Statement. The Interim Statement shall be prepared in a manner consistent with the historical financial accounting practices of the Cupples Division. Within ten (10) days after receipt of the Interim Statement, Robertson-Ceco shall deliver to Cupples a written notice specifying any disagreement it has with the Interim Statement and fully explaining the reasons therefor; provided, if such written notice is not received within such time period, the Interim Statement delivered by Cupples shall be conclusively deemed accepted by Robertson-Ceco and agreed to by the parties. If such written notice is given, for the next ten (10) days thereafter, Cupples and Robertson-Ceco shall promptly negotiate in good faith to reach an agreement on the Interim Statement and any amounts owed pursuant to the Benefit/Burden Price Adjustment. If the parties are unable to reach an agreement within ten (10) days after Robertson-Ceco delivers its notice to Cupples, then the dispute shall be submitted for determination by a mutually agreed upon "Big Six" accounting firm. Both Cupples and Robertson-Ceco agree to supply the selected accounting firm with any financial records, books and accounts or any other information required to calculate the Interim Statement, to share equally in the costs of such accounting firm in making its determination and to be bound by the determination of such accounting firm. The decision of such accounting firm shall be deemed to be, and treated as, the award of an arbitrator, and judgment upon the award may be entered by any court having jurisdiction thereof.


     2.3  Excluded Assets.
          ---------------

          Robertson-Ceco shall retain the Excluded Assets but shall permit Cupples to have access to and to copy and use any retained records in the manner and for any reasonable purpose Cupples reasonably requests. Robertson-Ceco shall keep all retained records relating to Cupples for at least 5 years. Thereafter, Robertson-Ceco will not dispose of, alter or destroy any such records without giving ninety days prior written notice to Cupples to permit Cupples to examine, duplicate or take possession of such records at Cupples expense.

     2.4  Assumed Liabilities.
          -------------------

          Upon the Closing, as of the Effective Date, Cupples shall assume the following Liabilities (collectively, the "Assumed
Liabilities"):

          (a)  all of the Liabilities listed on the Final Balance
Sheet (including those of RPM Erectors, Inc. that are transferred to Robertson-Ceco) that are listed in Schedule 2.4;

          (b)  any Liability assumed pursuant to Section 3.1;

          (c) the obligations of Robertson-Ceco (including the issuance of warranties, except as otherwise provided in Section 2.5(c)), under the Contracts (including the Lease as specified in
Exhibit 4.8) to be performed after the Effective Date, excluding (i) any contracts with or Liabilities (not included on the Final Balance Sheet, transferred to Robertson-Ceco and listed in Schedule 2.4) of RPM Erectors, Inc. and (ii) any Excluded Liabilities;

          (d) the obligations under the PDE Agreement intended to be fulfilled by Cupples Division after the Effective Date;

          (e) the obligations of the Cupples Division as of the Effective Date to complete all jobs in process and backlog, except for any Excluded Liabilities;

          (f) all obligations of Robertson-Ceco with respect to the Acquired Employees, except as set forth in Section 2.5;

          (g) all obligations of Robertson-Ceco under the YKK License Agreement to be fulfilled after the Effective Date; and

          (h) all unsatisfied normal operating Liabilities of the Cupples Division (and RPM Erectors which are transferred to Robertson-
Ceco) incurred in the ordinary course of business after July 31, 1994 and on or prior to the Effective Date.

     2.5  Excluded Liabilities.
          --------------------

          Other than the Assumed Liabilities, Robertson-Ceco shall expressly remain liable for and not transfer or otherwise assign to Cupples any Liabilities related to the Assets or the Cupples Division relating to the period prior to the Effective Date, including, but not limited to, the following (collectively, the "Excluded Liabilities"):

          (a) All Liabilities relating to the Cupples Division or the Assets, including the conduct of the Business or any predecessor of Robertson-Ceco prior to the Effective Date, including all contractual relationships, business dealings, products shipped, pending or threatened litigation, environmental claims, employees, tangible assets and intangible assets;

          (b) All Liabilities relating to the business or the assets of Robertson-Ceco which are not sold to Cupples pursuant to this Agreement including all Liabilities (not included on the Final Balance Sheet, transferred to Robertson-Ceco and listed in Schedule 2.4) of RPM Erectors, Inc., contractual relationships, business dealings, products, employees, tangible assets and intangible assets;

          (c) All Liabilities (including Liabilities based upon claims of product liability and including product returns or claims of defective products) related to any product shipped by Robertson-Ceco prior to the Effective Date, including the obligation to issue warranties, in Robertson-Ceco's name, for any contracts or projects for which a majority of product was shipped prior to the Effective Date as specified on Schedule 5.15;

          (d) All Liabilities of any Employee welfare, health, dental, pension or similar plan, including providing reimbursement for health care to the Acquired Employees prior to the Closing Date, obligations of Robertson-Ceco to any Acquired Employee related to the health care continuation provisions of COBRA, and all obligations of Robertson-Ceco pursuant to the WARN Act;

          (e)  All Liabilities which are an Encumbrance of any Asset;
and

          (f) All Liabilities of Robertson-Ceco relating to the transactions contemplated by this Agreement.

3.   EFFECTIVE DATE AND CLOSING.
     --------------------------

     3.1  Effective Date.
          --------------

          As of and after the Effective Date and prior to and contingent on Closing, Cupples shall (i) bear the financial burden of all Assumed Liabilities, (ii) bear the financial burden of (by expressly assuming or paying as provided in Section 3.2(b), at Cupples' election) all other normal operating Liabilities of the Cupples Division incurred in the ordinary course of business after the Effective Date and prior to the Closing Date including, without limitation, those charged through the intercompany accounts which are listed on Schedule 3.1, (iii) bear risk of loss to, destruction of or damage to the Assets, and (iv) receive credit for all benefits of and profits (or losses) from the operation of the Cupples Division.

     3.2  Closing.
          -------

          (a) The transactions contemplated by this Agreement shall take place on December 20, 1994 (the "Closing Date"), at 10:00 a.m. at the offices of Peper, Martin, Jensen, Maichel and Hetlage or at such other date or place to which Robertson-Ceco and Cupples shall agree in writing.

          (b) On the Closing Date (i) Cupples shall deliver to Robertson-Ceco all documents and certificates contemplated by this Agreement, and (ii) Robertson-Ceco shall deliver to Cupples such instruments of transfer, assignment and conveyance of the Assets as may be reasonably requested by Cupples pursuant to this Agreement including, but not limited to, bills of sale. Robertson-Ceco or Cupples, as the case may be, shall reimburse the other party for any amount owing pursuant to Section 3.1, as provided in Section 2.2.
From time to time after the Closing, Robertson-Ceco will, at the request of Cupples but without further consideration from Cupples, execute and deliver such other and further instruments of sale, transfer and conveyance and take such other and further action as Cupples may reasonably request in order more effectively to vest title to the Assets in Cupples, and transfer to Cupples title to any of the Assets. Any accounts receivable which are part of the Assets and which are paid to Robertson-Ceco shall be received in trust for the benefit of Cupples and immediately paid to Cupples, including any proceeds from any related letters of credit.

     3.3  Allocation of Purchase Price.
          ----------------------------

          At the time the adjustments referred to in Section 2.2 are agreed upon between the parties or otherwise determined, Cupples and Robertson-Ceco shall agree on the allocation of the Purchase Price to the Assets. Cupples and Robertson-Ceco agree (i) to jointly complete and timely file Form 8594, and any other required reports in accordance with Section 1060 of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder, with their respective federal income tax returns for the tax year in which the Closing Date occurs (and any amended Form 8594, if necessary) and (ii) that no party will take a position on any report, return, or other document filed with any governmental authority or in any judicial or administrative proceeding, that is in any manner inconsistent with the allocation of the Purchase Price agreed upon as provided above.

4.   COVENANTS OF ROBERTSON-CECO AND CUPPLES.
     ---------------------------------------

     4.1  Promissory Note.
          ---------------

          Robertson-Ceco will deliver to Cupples at Closing the Promissory Note. The Promissory Note shall be payable by Robertson-Ceco only to the extent of and out of the proceeds from amounts actually received by Robertson-Ceco pursuant to the PDE Agreement.

     4.2  Consents.
          --------

          To the extent that any Consent is required to effectuate the intent of this Agreement, Robertson-Ceco shall use its best efforts (which need not include any payment) to obtain the Consent, and Cupples shall use its best efforts (which need not include any payment) to assist Robertson-Ceco in obtaining any such Consent. If any consent for a Contract is not obtained, Robertson-Ceco shall cooperate with Cupples in any reasonable arrangement to provide Cupples with the benefits as if such Consent had been obtained, and if Robertson-Ceco provides such benefits Cupples shall assume the obligations thereunder. Nothing in this Section shall affect any of the provisions of this Agreement requiring the Consent of certain persons as a condition precedent to the Closing.

     4.3  Missouri Certificate of No Tax Due.
          ----------------------------------

          Prior to Closing, Robertson-Ceco shall provide Cupples with a Certificate of No Tax Due from the Missouri Director of Revenue regarding Robertson-Ceco.

     4.4  Cupples Cooperation.
          -------------------

          Upon request by Robertson-Ceco, Cupples shall provide reasonable cooperation and support (which does not include performing warranty work services referred to in Section 4.12) to Robertson-Ceco, with reasonable direct costs to be reimbursed by Robertson-Ceco, with respect to any warranty, tax, personnel or legal issues with regard to the Cupples Division. Cupples agrees to provide Robertson-Ceco with reasonable access to any records included in the Assets that Robertson-Ceco may reasonably request. As long as necessary, but not to exceed two years, storage of such records shall be at Cupples main office or reasonably similar location and Cupples shall provide Robertson-Ceco with sufficient space in which to store (at Robertson-Ceco's risk) its records relating to Excluded Liabilities and to review such records (approximately 150 square feet of office space designated by Cupples). Robertson-Ceco agrees to reimburse Cupples upon demand for all direct costs (including an allocation of lease charges, utilities and maintenance) of storing such records and providing Robertson-Ceco with such office space. Cupples shall keep all records acquired from Robertson-Ceco relating to the Business for at least 5 years. Thereafter, Cupples will not dispose of, alter or destroy any such records without giving ninety days prior written notice to Robertson-Ceco to permit Robertson-Ceco to examine, duplicate or take possession of such records at Robertson-Ceco's expense.

     4.5  Covenant Not to Compete.
          -----------------------

          Robertson-Ceco covenants and agrees that it will not, directly or indirectly, (i) engage in the Business, (ii) have a 51% or greater interest in (or any interest which permits it to control) any entity engaged in the Business, or (iii) offer consulting or management services to an entity engaged in the Business for the 5 year period commencing on the Closing Date; provided, Robertson-Ceco may continue its interest in R-C Asia's curtain wall business as currently conducted outside the United States of America and its possessions and territories. Robertson-Ceco recognizes that breach of its obligations pursuant to this Section shall cause irreparable harm to Cupples, and agrees that in the event of such breach, Cupples shall have, in addition to any and all remedies of law, the right to an injunction, specific performance or other equitable relief.

     4.6  Employee Matters.
          ----------------

          (a) Subject to the terms hereof, Cupples agrees to offer employment, as of January 1, 1995, to all of the employees of the Cupples Division that are Acquired Employees. Cupples' employment of the Acquired Employees shall not establish, nor be evidence of, any obligation on the part of Cupples to continue such employment of the Acquired Employees. Except with prior consent of Cupples (which may be evidenced by actions of Gregg Sage), after the Effective Date, Robertson-Ceco will not hire any additional employees that may be considered Acquired Employees, unless Robertson-Ceco agrees that such employees will not be deemed Acquired Employees.

          (b) Cupples shall provide to all of the Acquired Employees substantially the same compensation (in value) provided by Robertson-Ceco to such Acquired Employee as of the Closing Date. Except with prior consent of Cupples, Robertson-Ceco will not increase the base salary paid to any Acquired Employee after the Effective Date.

          (c) Cupples shall credit or compensate (in its sole discretion) Acquired Employees for any earned or accrued unused sick, vacation or personal days accumulated by the Acquired Employees prior to the Closing Date and shall assume any Liability from Robertson-Ceco with regard thereto. From and after the Closing Date, the Acquired Employees shall accrue sick, vacation and personal days pursuant to the sick leave policies of Cupples then in effect.

          (d) Robertson-Ceco shall continue to employ and to pay all wages and salaries to the Acquired Employees hired by Cupples up to and through December 30, 1994 (health insurance will continue through December 31, 1994); provided, that after the Closing Date, such Acquired Employees shall be under the sole direction of Cupples. Cupples shall immediately reimburse Robertson-Ceco for all such amounts (including any normal contributions made or payable to, but not paid from, any employee welfare, benefit or other plan) paid or payable by Robertson-Ceco from the Closing Date through December 30, 1994. Cupples shall bear all liability and risk related to the actions of the Acquired Employees after the Closing Date and will indemnify Robertson-Ceco therefor.

     4.7  Use of Robertson-Ceco Name.
          --------------------------

          For a period of six (6) months after the Closing Date, Cupples shall have the right to use for ordinary business purposes any Assets that bear the Robertson-Ceco name, or any derivative thereof or any trademark, trade name or symbol not included in the Assets; provided, if necessary to avoid confusion with third parties, Cupples shall indicate on such Assets that they are owned by Cupples.

     4.8  Lease Obligations.
          -----------------

          Robertson-Ceco shall assign to Cupples, and Cupples shall assume Robertson-Ceco's obligations under, the Lease to the extent and under the terms specified in Exhibit 4.8.

     4.9  Assignment of Contracts.
          -----------------------

          Cupples agrees that, if Closing does not occur, Cupples shall, upon Robertson-Ceco's request, assign to Robertson-Ceco all contracts entered into to provide services related to the Business.

     4.10 Release of Bond.
          ---------------

          By January 12, 1995, Cupples shall obtain the release of the payment bond (Reference: 4919-94; Expiry: 1/12/95) for the amount of $90,000 issued by Acstar for the benefit of Union Electric Company.


     4.11 Use of Trademarks and Service Marks.
          -----------------------------------

          Neither Robertson-Ceco, nor any subsidiary or entity controlled by Robertson-Ceco, shall use the trademark or service mark "Cupples" anywhere in the world, except the service mark "Cupples" in Australia only; provided, such service mark in Australia cannot be transferred or assigned to any other person or entity and shall be transferred and assigned, except as provided in Section 2.1(a)(vi), without additional consideration, to Cupples at such time as it is no longer used by Robertson-Ceco, or any such subsidiary or controlled entity, in Australia.

     4.12 Warranties.
          ----------

          Upon the request of Robertson-Ceco, Cupples shall provide Robertson-Ceco with a written estimate of the costs of warranty work which is the responsibility of Robertson-Ceco (as specified in Section 2.5(c)). At the request and direction of Robertson-Ceco, Cupples agrees to perform all necessary work relating to any warranty issued by Robertson-Ceco, and Robertson-Ceco shall pay Cupples for such work; provided, in no event shall Cupples charge Robertson-Ceco an amount greater than Cupples' direct costs plus 5% of such direct costs for any such work it performs on behalf of Robertson-Ceco.

5.   REPRESENTATIONS, WARRANTIES AND COVENANTS OF ROBERTSON-CECO.
     -----------------------------------------------------------

     Robertson-Ceco represents, warrants and covenants to and with
Cupples:

     5.1  Corporate Existence and Qualification.
          -------------------------------------

          Robertson-Ceco is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware with full corporate power and authority to own and use the Assets and to transact its business at the places where the Assets are presently located and in the places and in the manner in which such business is presently being conducted. Robertson-Ceco holds all franchises, licenses and permits necessary and required therefor, except where failure would not have a material adverse effect on the Assets.

     5.2  Authorization; Binding Effect.
          -----------------------------

          The execution and delivery of this Agreement by Robertson-Ceco and the consummation by Robertson-Ceco of all transactions contemplated hereby, have been duly authorized by all requisite corporate action. This Agreement represents a legal, valid and binding obligation of Robertson-Ceco enforceable in accordance with its terms, except in all cases as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally, and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding is brought.

     5.3  No Violation of Statute or Breach of Contract.
          ---------------------------------------------

          Robertson-Ceco is not in default under or in violation of any applicable statute, law, ordinance, decree, order, rule or regulation of any government body or court, the provisions of any franchise or license except for defaults or violations which would not have an adverse effect on the Assets, or any provision of its certificate of incorporation, by-laws, or any promissory note, indenture or any other evidence of indebtedness or security therefor, or any lease, contract, purchase or other commitment or any other agreement by which it is bound, or which would result individually or in the aggregate in any material adverse effect on any Assets, and the consummation of this Agreement and the transactions contemplated hereby will not constitute or result in any such default, breach or violation.


     5.4  Financial Information.
          ---------------------

          The Balance Sheet and the income statement for the interim period then ended were prepared in accordance with accounting principles historically used and consistently applied throughout the periods involved, fairly present the financial condition and results of the operations of the Cupples Division as of such date and for such period. Copy of such income statement is attached as Schedule 5.4.

     5.5  Tax Returns and Audits.
          ----------------------

          There are no liens against the Assets related to any failure to pay taxes, except as set forth in Schedule 5.6.

     5.6  Title.
          -----

          Robertson-Ceco has good and marketable title to the Assets subject to no Encumbrances, except as set forth in Schedule 5.6. Cupples is not assuming any such Encumbrances, and shall be entitled to indemnification pursuant to Section 9.1 with respect thereto.

     5.7  Leased Assets.
          -------------

          Robertson-Ceco, either directly or through any assignment or sublease, is not the lessee or lessor of any Assets where individual annual lease payments exceed $25,000, except as shown on Schedule 5.7. To the knowledge of Robertson-Ceco, all rentals due prior to the Effective Date under such leases have been paid and there are no material defaults by Robertson-Ceco under such leases and no event has occurred which, upon passage of time or the giving of notice, or both, would result in any event of default or prevent Robertson-Ceco from exercising and attaining the benefits of any options contained therein. To Robertson-Ceco's knowledge, all such leases are valid and presently in full force and effect.

     5.8  Real Property.
          -------------

          No real property interests are being transferred by Robertson-Ceco to Cupples.

     5.9  Completeness of Assets.
          ----------------------

          To the knowledge of Robertson-Ceco, the Assets include all such assets as are currently used to carry on the Business of the Cupples Division, except for the Excluded Assets and those disposed of in the ordinary course of business.

     5.10 Litigation.
          ----------

          To the knowledge of Robertson-Ceco, except as set forth in
Schedule 5.10, no claim, action, suit or other proceeding to which Robertson-Ceco is a party or of which any Asset is the subject, is pending or threatened before or by any court, administrative or regulatory body, or other governmental agency, or any arbitrator which could result in any judgment, order, decree, or other determination which would have an adverse affect on the Assets or which would prevent the consummation of this Agreement. Cupples is not assuming any such claims, actions, suits or other proceedings and shall be entitled to indemnification pursuant to Section 9.1 with respect thereto.

     5.11 Contracts.
          ---------

          Schedule 5.11 lists all material (performance required beyond 6 months or more than $25,000 to be paid) contracts, agreements, informal understandings or arrangements to which Robertson-Ceco is a party which may in any way affect any of the Assets.

          To the knowledge of Robertson-Ceco, each of the contracts and agreements in Schedule 5.11 is the valid and binding obligation of the parties thereto in accordance with its terms and conditions. Neither Robertson-Ceco nor, to the knowledge of Robertson-Ceco, any other party to any such contract or agreement is in default with respect to any term or condition thereof, nor has any event occurred which, through the passage of time or the giving of notice, or both, would constitute a default thereunder or would cause the acceleration of any obligation of any party thereto or the creation of an Encumbrance upon any Asset.

     5.12 Inventions, Patents, Trademarks and Trade Names.
          -----------------------------------------------

          The Intellectual Property consists of all such items used in connection with the Business of the Cupples Division. To the knowledge of Robertson-Ceco, except as set forth in Schedule 5.12, Robertson-Ceco has the right to use and to transfer to Cupples all Intellectual Property free and clear of all Encumbrances, adverse claims, assignments, and restrictions and without conflict with the rights of others. To the knowledge of Robertson-Ceco, there are no interference proceedings, infringement suits, oppositions or actions for revocation pending or threatened against Robertson-Ceco regarding the Intellectual Property. To the knowledge of Robertson-Ceco, none of products manufactured or sold by Robertson-Ceco and none of the processes used in the Business infringe upon any Intellectual Property right of others. To the knowledge of Robertson-Ceco, Robertson-Ceco does not license, lease or by similar arrangements grant any Intellectual Property for use by others except as stated on Schedule
5.12.  To the knowledge of Robertson-Ceco, except as stated in
Schedule 5.12, Robertson-Ceco does not use any Intellectual Property under license, lease or similar arrangements from others.

     5.13 Conduct of Business.
          -------------------

          Between the Effective Date and the Closing Date, except with the prior written consent of Cupples:

          (a)  Reorganizations.
               ---------------

               Robertson-Ceco will not sell or otherwise dispose of, or purchase or acquire, any assets with respect of the Cupples
Division except in the ordinary course of business or as permitted by this Agreement;

          (b)  Incentive Compensation.
               ----------------------

               Robertson-Ceco has not and will not modify or increase compensation arrangements of any of the Acquired Employees of the Cupples Division;

          (c)  Wages.
               -----

               Robertson-Ceco has not and will not make or enter into any agreement providing for any changes in rates of wages or salaries, employment benefits or term of duration of employment of any of the Acquired Employees; and

          (d)  Ordinary Course of Business.
               ---------------------------

               Robertson-Ceco has and will carry on the Business of the Cupples Division in substantially the same manner as currently conducted and will not take any action or enter into any contracts other than in the ordinary and regular course of the Cupples Division Business as currently conducted.

     5.14 Access and Consultation and Use of Information.
          ----------------------------------------------

          Robertson-Ceco will give to Cupples and its representatives, including its employees, agents, accountants and lawyers, full access to Robertson-Ceco's business and technical information related to the Cupples Division, and will furnish copies of all documents, financial and operating data and information with respect to the Business and properties of the Cupples Division as shall be requested by Cupples from time to time or at any time.

     5.15 Product Warranties; Product Liability.
          -------------------------------------

          To the knowledge of Robertson-Ceco, except as set forth in
Schedule 5.15, there is not pending nor threatened any claims, actions, suits or other proceedings with respect to goods shipped by Robertson-Ceco prior to or on the Effective Date except routine claims which, in the aggregate, do not involve amounts greater than $1,000. Cupples is not assuming, and Robertson-Ceco shall indemnify Cupples pursuant to Section 9.1 for, any costs of all returns, claims, liabilities, losses, damages and expenses (including, without limitation, reasonable attorneys' fees) arising out of, relating to or having its origin in sales of products of the Cupples Division shipped on or before the Effective Date (collectively, "Costs"). To the knowledge of Robertson-Ceco, no investigation or complaint is known to be pending with respect to any product of the Cupples Division, whether on the part of customers, users, persons affected thereby, or by any government agency.

     5.16 Environmental Matters.
          ---------------------

          To the knowledge of Robertson-Ceco, except as disclosed on
Schedule 5.16, Robertson-Ceco is not in violation of any Environmental Laws in connection with the ownership, lease operation, maintenance or use of the Assets related to the Business or the conduct of the Business. Cupples is not assuming any environmental Liabilities of Robertson-Ceco and shall be entitled to indemnification pursuant to
Section 9.1 with respect thereto.

     EXCEPT AS SPECIFICALLY SET FORTH HEREIN, ALL WARRANTIES, EXPRESS OR IMPLIED, OF ROBERTSON-CECO ARE HEREBY DISCLAIMED AND EXCLUDED.

6.   REPRESENTATIONS AND WARRANTIES OF CUPPLES.
     -----------------------------------------

     Cupples hereby represents and warrants to Robertson-Ceco that:

     6.1  Organization.
          ------------

          Cupples is a corporation duly organized, validly existing and in good standing under the laws of the State of Missouri. Cupples has full corporate power and authority to perform its obligations pursuant to this Agreement and to own the Assets and operate the Business.

     6.2  Authorization.
          -------------

          The execution and delivery of this Agreement by Cupples and the consummation by Cupples of all transactions contemplated hereby, have been duly authorized by all requisite corporate action. This Agreement represents a legal, valid and binding obligation of Cupples enforceable in accordance with its terms, except in all cases as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally, and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding is brought.


     6.3  No Violation of Statute or Breach of Contract.
          ---------------------------------------------

          Cupples is not in default under or in violation of any applicable statute, law, ordinance, decree, order, rule or regulation of any government body or court, the provisions of any franchise or license, or any provision of its articles of incorporation, bylaws, or any promissory note, indenture or any other evidence of indebtedness or security therefor, or any lease, contract, purchase or other commitment or any other agreement by which it is bound, or which may result individually or in the aggregate in any adverse effect on any Assets, and the consummation of this Agreement and the transactions contemplated hereby will not constitute or result in any such default, breach or violation.

     6.4  Business Investigation.
          ----------------------

          Cupples conducted an investigation of the Assets and the operations of the Cupples Division. Cupples is not relying on any forecasted operating results or budgets prepared by Robertson-Ceco, but rather upon its own forecasts and analysis. No representation or warranty is being made by Robertson-Ceco except to the extent set forth in this Agreement. Cupples has no knowledge of the existence of any facts or circumstances which would constitute a breach of any representation, warranty or covenant of Robertson-Ceco in this Agreement, or which would, with the passage of time or adequate notice, constitute such a breach.

     6.5  Litigation.
          ----------

          To the knowledge of Cupples, Schedule 5.10 is a complete list of all litigation pending or threatened against Robertson-Ceco which may have an adverse affect on the Assets.

7.   CONDITIONS PRECEDENT TO OBLIGATIONS OF CUPPLES.
     ----------------------------------------------

     The obligations of Cupples under this Agreement are subject to the fulfillment (or waiver in writing by Cupples) at or prior to Closing of each of the following conditions:

     (a) All representations, warranties and covenants of Robertson-Ceco contained herein shall be accurate on and as of the Effective Date and Robertson-Ceco shall have performed all obligations and agreements undertaken by it herein to be performed at or prior to the Closing Date and Robertson-Ceco shall have delivered certifications to Cupples to that effect.

     (b) There shall not be pending or threatened any litigation, proceeding or governmental investigation seeking to restrain, prohibit or prevent, the transactions contemplated by this Agreement.

     (c) During the period from the Effective Date to the Closing Date there shall not have been any material adverse change in the Assets or Assumed Liabilities; and the Assets shall not have been materially adversely affected by fire, flood, or other calamity, whether or not insured.

     (d) Robertson-Ceco shall have obtained in writing and delivered to Cupples all Consents, including, but not limited to, the consent of Foothill Capital Corporation to the proposed transaction.

     (e) A satisfactory resolution of the issues related to the YKK License Agreement shall have been obtained in writing which will allow Cupples to realize the benefits of the Ichida and Rinku Gate projects, on terms satisfactory to Cupples.

     (f) All Encumbrances shall have been removed from all of the Assets.

     (g) Robertson-Ceco shall have executed and delivered such deeds, bills of sale, assignments, and other documents of transfer or grant, as reasonably requested by and reasonably satisfactory in form and substance to Cupples and its counsel, as are reasonably required to transfer to Cupples all right, title and interest of Robertson-Ceco in and to the Assets.

     (h) An opinion shall be delivered to Cupples by George Pultz, counsel to Robertson-Ceco, in a form reasonably satisfactory to Cupples.

     (i)  The Promissory Note shall be delivered to Cupples.

     (j) Robertson-Ceco shall have executed and delivered an Assignment of Lease in substantially the form of Exhibit 4.8.

     (k) Robertson-Ceco shall have delivered to Cupples such additional certificates, instruments and documents as Cupples or its counsel may reasonably request.

8.   CONDITIONS PRECEDENT TO ROBERTSON-CECO'S OBLIGATIONS.
     ----------------------------------------------------

     The obligations of Robertson-Ceco under this Agreement are subject to the fulfillment (or waiver in writing by Robertson-Ceco) as of or prior to Closing of each of the following conditions:

     (a) All representations and warranties of Cupples contained herein shall be accurate as of the Effective Date and Cupples shall have performed all obligations and agreements undertaken by it herein to be performed at or prior to the Closing Date and Cupples shall have delivered a certificate to Robertson-Ceco to that effect.

     (b) Seller shall have received a release from Gregg Sage, covering any consulting or employment agreement, stock award or other obligation relating to his consulting relationship and/or employment by Robertson-Ceco in connection with the Cupples Division.

     (c) Robertson-Ceco shall have obtained in writing and delivered to Cupples all Consents, including, but not limited to, the consent of Foothill Capital Corporation to the proposed transaction.

     (d)  Robertson-Ceco shall have received releases from YKK
Architectural Products relating to the Ichida and Rinku Gate projects.

     (e) An opinion shall be delivered to Robertson-Ceco by Peper, Martin, Jensen, Maichel and Hetlage, counsel to Cupples, in a form reasonably satisfactory to Robertson-Ceco.

     (f) Cupples shall have executed and delivered an Assignment of Lease in substantially the form of Exhibit 4.8.

     (g) There shall not be pending or threatened any litigation, proceeding or governmental investigation seeking to restrain, prohibit or prevent, or change the terms of, or obtain damages in connection with, the transactions contemplated by this Agreement.

9.   INDEMNIFICATION AND PROCEDURES.
     ------------------------------

     9.1  Robertson-Ceco Indemnification.
          ------------------------------

          Robertson-Ceco shall indemnify and hold Cupples and its affiliates, successors, assigns, agents and employees (the "Cupples Group"), harmless from and against any losses, third-party claims, actions, administrative proceedings, demands, suits, judgments, damages, penalties, fines, costs, taxes, fees and expenses (including, without limitation, attorneys' fees and expenses, consultant fees, and expert fees), and any and all liabilities of any kind suffered or incurred by, imposed upon or resulting to the Cupples Group, to the extent caused by, arising out of or relating to: (1) operation of the Business or ownership or use of the Assets on or before the Effective Date other than an Assumed Liability, including, but not limited, to any liability for any taxes; (2) any breach of any representation, warranty or covenant by Robertson-Ceco contained herein; (3) any Excluded Asset or Excluded Liability; or (4) Robertson-Ceco's use, generation, storage, discharge, disposal, transportation, or release of any hazardous substances (as defined under 42 USC Section 9601) or implementing regulations issued thereunder or petroleum products.

     9.2  Cupples Indemnification.
          -----------------------

          Cupples shall indemnify and hold Robertson-Ceco and its affiliates, successors, assigns, agents and employees (the "Robertson-Ceco Group"), harmless from and against any losses, third-party claims, actions, administrative proceedings, demands, suits, judgments, damages, penalties, fines, costs, taxes, fees and expenses (including, without limitation, attorneys' fees and expenses, consultant fees, and expert fees), and any and all liabilities of any kind suffered or incurred by, imposed upon or resulting to the Robertson-Ceco Group, to the extent caused by, arising out of or relating to: (1) operation of the Business or ownership or use of the Assets or any Assumed Liability after the Effective Date; or (2) any breach of any representation, warranty or covenant by Cupples contained herein

     9.3  Procedures.
          ----------

          Upon obtaining knowledge of facts causing it to believe that it has or will have a claim against the other party under this Agreement, the party (the "Indemnified Party") shall promptly give the other party (the "Indemnifying Party") written notice of such claim. The Indemnifying Party shall have thirty (30) days from the receipt of such notice to notify the Indemnified Party whether or not it desires to defend the Indemnified Party against such claim or demand. All costs and expenses incurred by the Indemnifying Party in defending such claim or demand shall be a liability of, and shall be paid by, the Indemnifying Party. In the event that the Indemnifying Party notifies the Indemnified Party within the specified time period that it desires to defend the Indemnified Party against such claim or demand and except as hereinafter provided, the Indemnifying Party shall have the right to defend the Indemnified Party by appropriate proceedings using legal counsel reasonably satisfactory to the Indemnified Party. The Indemnifying Party shall not, without the prior written consent of the Indemnified Party, settle, compromise or offer to settle or compromise any such claim or demand on a basis which would result in the imposition of a consent order, injunction, decree or agreement which would restrict or affect the future activity or conduct of the Indemnified Party. The Indemnified Party may participate in, but not control, any such defense or settlement at its sole cost and expense. The Indemnified Party shall fully cooperate with the Indemnifying Party and the Indemnifying Party shall cooperate fully with the Indemnified Party in the reasonable conduct of any such claim, contest or action, legal proceedings, negotiation or settlement. Upon receiving notice required by this Section, if the Indemnifying Party does not elect to participate in contesting or settling the claim, the Indemnifying Party shall be estopped from challenging the reasonableness of any contest or settlement of the claim undertaken by the Indemnified Party.

     9.4  Survival of Representations and Warranties.
          ------------------------------------------

          All representations, warranties and covenants of the parties contained herein shall remain operative and in full force and effect regardless of any investigation made by or on behalf of either party, and shall survive the Closing Date and delivery against payment hereunder. All claims based upon a breach of representations and warranties of Cupples or Robertson-Ceco made in this Agreement and the schedules attached hereto shall be made within fifteen (15) months of the Closing Date, except claims based upon a breach of the representations and warranties contained in Sections 5.1, 5.2, 6.1 or
6.2 may be made at any time.

10.  MISCELLANEOUS PROVISIONS.
     ------------------------

     10.1 Expenses.
          --------

          Each party hereto will be responsible for payment of all costs and expenses incurred by it in connection with the transactions contemplated by this Agreement (except as provided in Section 9 hereof) including all its own legal and accounting fees and expenses whether or not the transactions contemplated by this Agreement are consummated.



     10.2 No Liability in Certain Events.
          ------------------------------

          In the event that both Cupples and Robertson-Ceco agree in writing to terminate this Agreement, then this Agreement shall terminate without liability of any party to any other party.

     10.3 Construction.
          ------------

          As used in this Agreement, (i) the words "hereof", "herein", and "hereunder" and words of similar import shall refer to this Agreement as a whole and not to any particular provision of this Agreement, (ii) terms referring to one gender shall refer to either gender, and (iii) the terms "including", "included", or similar terms shall mean "including but not limited to".


     10.4 Assignment; Modification.
          ------------------------

          This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns, but this Agreement cannot be assigned by any party except with the prior written consent of the other. This Agreement represents the entire understanding and agreement between the parties hereto with respect to the subject matter hereof, supersedes all prior negotiations and writings between the parties, cannot be amended, supplemented or modified except by an agreement in writing signed by the party against whom any such amendment, supplement or modification is sought.

     10.5 Waivers.
          -------

          Any written waiver under this Agreement shall be effective only for the period and on the conditions and for the specific instances and purposes specified in such writing.

     10.6 Applicable Law.
          --------------

          This Agreement is being made and delivered and is intended to be performed in the State of Missouri and shall be construed and enforced in accordance with the laws of Missouri.

     10.7 Publicity.
          ---------

          No press releases, public announcements, confirmation or other information regarding this Agreement or the transactions provided for hereunder shall be made by either party or any of their employees, officers or directors without the express prior written approval of the other party, except as required by law or court order. The parties will consult with respect to the timing and content of disclosure to Robertson-Ceco's suppliers, customers and personnel.

     10.8 Finder's Fees.
          -------------

          All negotiations relating to this Agreement and the transactions contemplated hereby have been and will be carried on by Cupples and Robertson-Ceco and their duly authorized representatives. No person acted as a broker or finder or in any similar capacity for Cupples or Robertson-Ceco. If any person shall claim to have been engaged by Cupples or Robertson-Ceco as a broker or finder, such party shall indemnify the other against any claim by such claimant for commission, fees or other compensation with respect thereto.

     10.9 No Third Party Beneficiaries.
          ----------------------------

          This Agreement represents the understandings and obligations between Cupples and Robertson-Ceco and may not be relied on by any third parties to create any rights hereunder.

     10.10  No Presumption Against Drafter.
            ------------------------------

          All parties have participated substantially in the negotiation and drafting of this Agreement and each party hereby disclaims any defense or assertion in any litigation that any ambiguity herein should be construed against the drafter.

     10.11  Headings.
            --------

          The headings of the articles, sections and paragraphs of this Agreement are solely for convenience and reference and shall not limit or otherwise affect the meaning or interpretation of any of the terms or provisions hereof.

     10.12  Counterparts.
            ------------

          Two or more copies of this Agreement may be executed in counterparts, each of which shall be deemed an original but all of which shall constitute one and the same Agreement.

     10.13  Notices.
            -------

          Any notice or other communications required or permitted hereunder shall be sufficiently given if in writing and delivered personally or sent by telecopier, commercial overnight delivery service, registered or certified mail, postage prepaid, addressed as follows or to such other address of which the parties may have given notice:

          To Cupples:         Cupples Products, Inc.
                              2650 South Hanley Road
                              St. Louis, Missouri 63144
                              Attn:  President
                              Telecopy:  (314) 781-6736

          with a copy to:     Peper, Martin, Jensen, Maichel and
                               Hetlage
                              720 Olive Street, 24th Floor
                              St. Louis, Missouri 63101
                              Attn:  Thomas A. A. Cook
                              Telecopy:  (314) 621-4834

          To Robertson-Ceco:  Robertson Ceco Corporation
                              222 Berkeley Street
                              Boston, Massachusetts 02116
                              Attn:  Chief Financial Officer
                              Telecopy:  (617) 424-5556

          with a copy to:     McDermott, Will & Emery
                              227 W. Monroe Street
                              Chicago, Illinois 60606
                              Attn:  Helen R. Friedli, P.C.
                              Telecopy:  (312) 984-3669

or to such other address as any party may specify by notice to the others.

     10.14  Severability.
            ------------

          If any portion of this Agreement shall be held unenforceable by any court of competent jurisdiction, all other provisions of this Agreement shall remain in force to the full extent thereof, the provisions of this Agreement being entirely severable.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered and attested to as of the date and year first above written.

THIS CONTRACT CONTAINS A BINDING ARBITRATION PROVISION (IN SECTION 2.2) WHICH MAY BE ENFORCED BY THE PARTIES.


                              CUPPLES PRODUCTS, INC.


                              Signed:
                                     ---------------------------

                              Print Name: Gregg C. Sage

                              Title: President


                              ROBERTSON-CECO CORPORATION


                              Signed:
                                     ------------------------------


                              Print Name:
                                         --------------------------


                              Title:
                                    -------------------------------

                            Schedules
                            ---------


1.1            Acquired Employees
1.5            Cupples Division 7/31/94 Balance Sheet
1.20           Excluded Assets
1.22           Final Balance Sheet (11/15/94)
1.26           Laminating Press
2.1(a)(ii)     Equipment
2.2(a)(i)      Cupples Products 7/31/94 Working Capital
2.4            Assumed Liabilities
3.1            Intercompany Accounts
5.4            Cupples Division Income Statement for interim period
               ending 7/31/94
5.6            Encumbrances
5.7            Leased Assets
5.10           Litigation
5.11           Contracts/Consents
5.12           Intellectual Property
5.15           Product Warranties; Product Liability
5.16           Environmental Matters


                            Exhibits
                            --------

1.30           Promissory Note (Robertson-Ceco)
4.8            Assignment and Assumption of Lease

January 9, 1995



Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street
Washington, DC  20549


RE:  Form 8-K for __________________________


Gentlemen:

I transmit herewith report on Form 8-K for Robertson-Ceco Corporation for _____________________________________


Very truly yours,



/s/  John C. Sills
- - - -----------------------------
John C. Sills
Executive Vice President and
  Chief Financial Officer



ROBERTSON-CECO CORPORATION
222 Berkeley Street
Boston, MA  02116
617-424-5500